Exhibit (r)(ii)

Equalize Capital

Code of Ethics

POLICY STATEMENT ON

THE PREVENTION AND MISUSE OF

NONPUBLIC INFORMATION

Prevention and Misuse of Nonpublic Information

Insider trading or the improper use by Equalize Capital. or its subsidiaries (collectively, the “Company”), or any employee of the Company, of material non-public information is a violation of federal and state securities laws and may result in stringent penalties as well as criminal sanctions. The Securities and Exchange Commission is authorized to recover a penalty equal to three times the profits gained (or the value of losses avoided) as a result of insider trading and to permanently bar violators from participation in the securities industry. Moreover, investors who have been economically harmed by insider trading, may use legal recourse to seek to recover damages as a result of insider trading.

The mere appearance of an impropriety in this regard would be extremely embarrassing to the Company and could result in substantial loss of business and irreparable harm to the Company’s reputation. The Company views seriously any violation of these policies and procedures and any employee found to be in violation of these policies and procedures will be dismissed.

Material Information. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information reliable and important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a security. There is no simple bright-line test for determining when information is material.

Material information often relates to company results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation or cash flow problems, and extraordinary management or corporate developments.

Questions concerning the materiality and reliability of the information must be immediately addressed with the Chief Compliance Officer (the “CCO”).

Nonpublic Information. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that information is public. Examples of tangible evidence include publications (in print or website) of general circulation, appearance on the Dow Jones “tape”, Bloomberg or Reuters, or publication in a company’s SEC filings or website. Sufficient time must elapse following publication to ensure that the information is in fact publicly disseminated.

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Contact with Public Companies. The Company does not engage as a business in trading proprietary accounts or on behalf of clients in equity securities of publicly held companies. As a result, the Company and certain of its personnel will have access to information, including their business relationships with other businesses, about the securities of companies that may or may not be publicly traded. The Company must determine whether information obtained in such forums is material non public information, the use of which would be prohibited by applicable law. This could happen, for example, if in meeting with a company, a company official prematurely discloses a pending default, ratings down-grade or a contract entered into with a publicly traded company that is material to the business of the publicly traded company, but such publicly traded company has not yet disclosed that material information in the public forum.

Company personnel may also receive “tips” of information in conversations with parties having some or no apparent relationship with a publicly traded company. In each instance where the Company receives information about a publicly traded company, it must make a judgement as to whether the information may be material and non public and, if so, whether the information was obtained from a source which has some direct or indirect “inside” relationship to such company.

Policy Statement. In any instance in which the Company or an employee learns of information that may be material non-public information, that person must file a report immediately with the Compliance Department. Such person must not share the information with any other employee of the Company or any other person, except with the express consent of the CCO. After the CCO has reviewed the information, the CCO, in consultation with internal and/or outside counsel if he or she deems necessary, will determine whether the information is material and non public and whether the use of such information would constitute conduct that is prohibited by the securities laws.

In order to prevent actual or any appearance of trading on inside information, all employees of the Company interested in trading securities for their own accounts (including accounts of their family members and affiliates) must also adhere to the strict guidelines set forth below on “Personal Trading For Employee Accounts.”

Client Confidentiality

The Company has a fiduciary obligation to its clients to respect and preserve the confidentiality of their business affairs and to protect any confidential or proprietary information received from, or generated with respect to, clients. All confidential information concerning any client (including information about its investments, investment opportunities, and investment policies) or concerning any company, obtained while doing research, diligence or the like for a client, including the financial condition, prospects, plans and proposals of such client or company, must be treated as confidential.

Moreover, certain confidential information concerning a company that is publicly traded may constitute material non public information. It is not illegal to learn such information or to use that information in a lawful manner. It is however, as set forth above, a violation of federal and state laws for any person who has obtained material non public information to trade on such information or to pass on the information to others who may trade on such information.

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Any employee who becomes aware of confidential information which may be material non public information, any breach of this policy or a potential leak of such information, shall not trade on or discuss the information and shall immediately report such information, breach or potential leak to the CCO. The CCO will establish procedures (including a Chinese Wall if necessary) intended to maintain the confidentiality of the information.

In general, any client information, including the financial condition, prospects, plans and proposals of such client, shall be confidential and the following steps must be taken to preserve the confidentiality of such information:

(1)	the information should not be discussed with any non Company person unless there is a justifiable business reason to do so and the CCO has been consulted with;

(2)	the information should not be discussed in elevators, hallways, restaurants, airplanes, taxicabs or other places where the information can be overheard;

(3)	memoranda or documents containing confidential information should not be left on desks or in other places where others can read them and computer terminals should not be left before exiting the file upon which the employee was working;

(4)	memoranda or documents containing confidential information should not be carried in an exposed manner, taken into public places or discarded where they can be retrieved by others;

(5)	drafts of memoranda or documents containing confidential information should use code names or names should be deleted to avoid identification of participants;

(6)	confidential business information should not be discussed with spouses, relatives or friends;

(7)	clients or visitors should not be permitted to wander in areas where confidential information may be kept;

(8)	even the appearance of impropriety should be avoided as serious repercussions may follow insider trading and employees should consult with the CCO before engaging in any act which is potentially a violation of the insider trading laws; and

(9)	all confidential information should be treated as material non public information the use of which for other than legitimate business purposes may be wrong.
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POLICY STATEMENT ON PERSONAL TRADING

FOR EMPLOYEE ACCOUNTS

Statement of General Principles

The Company is devoted to providing the highest quality services to its clients. The primary duty and responsibility of the Company and its employees is to clients and their best interests. The Company is dedicated to building and maintaining a reputation synonymous with the highest standards of integrity, conduct and professional execution in pursuit of these goals. Any conduct which could compromise these objectives or has an appearance of impropriety will be considered a severe transgression of an employee's duties and obligations to the Company. All personnel must abide by the following standards of conduct:

•	Conduct himself or herself with integrity and dignity and act in a professional and ethical manner in all dealings on behalf of the Company.
•	Act with competence and strive to maintain and improve competence.
•	Use proper care and exercise independent professional judgment in the execution of duties.
•	Avoid actions or relationships that might conflict or appear to conflict with job responsibilities or the interests of the Company.
•	When in doubt, ask. It is always appropriate to ask for clarification, interpretation or guidance in complex situations. Ask a supervisor or the CCO.

While affirming its confidence in the integrity and good faith of Company personnel, the Company recognizes that the knowledge of present or future client information and transactions and, in certain instances, the power to influence client transactions, which may be possessed by certain persons, places them and the Company in a position where their personal interests may conflict with that of the Company and its clients or create the appearance of an impropriety. In view of the foregoing, the Company has implemented these policies and procedures to prohibit certain types of personal securities transactions and to establish reporting requirements and enforcement procedures.

The procedures and restrictions on personal securities transactions are designed to insure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Company and its clients.

All provisions in these policies and procedures that refer to or govern “your purchases or sales of securities” shall mean purchases or sales of securities by you, under your discretion, or on behalf of you or your spouse or children supported by you and/or sharing your household.

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Securities Account and Transaction Reporting Requirements

The following restrictions on personal securities transactions do not extend to securities transactions in U.S. Government securities or on behalf of accounts over which the employee has no influence or investment discretion including:

(1)	Mutual Funds.
(2)	Hedge funds or other private investment entities provided, however, that the Principal or employee does not participate in the investment decisions.
(3)	401-K and other pension plan investments.
(4)	Insurance contracts.
(5)	Discretionary accounts maintained with one or more broker-dealers or investment advisers, provided, however, that the Principal or employee does not participate in the investment decisions.
(6)	Other accounts as determined by the CCO.

1.	Personal Securities Trading

Employees are free to have their accounts with any broker dealer so long as the CCO is aware of the account and it is set up to send the compliance department duplicate confirmations and statements. While the CCO will review employee confirmations and statements the CCO’s will be reviewed by Lee Calfo or Joe Gladue.

2.	Blackout Periods

The Company has considered, but has determined not to impose, blackout periods on purchases or sales of securities.

3.	Restricted List

The CCO will maintain a “restricted list’ including (i) securities of issuers where the Company may, by virtue of board seats, relationships or relationships of Access Persons, be deemed to have access to non public information, (ii) securities of issuers where an affiliate of the Company has or is considering an investment interest, (iii) securities of any issuer that has entered into an agreement with the Company or any affiliate to provide advisory services, (iv) any issuer of which material non-public information has been learned, or (v) the securities of any other issuers an officer of the Company or the CCO feels is warranted. Access Persons are advised to check with the CCO to determine whether securities are on the restricted list prior to considering a personal securities transaction and should be aware that they may be prohibited from purchasing or selling specific securities of issuers on such list for an indefinite period of time even if such Access Person(s) may have previously purchased and own, or engaged in a transaction in, such securities with appropriate Company approval. Notwithstanding the foregoing, the CCO has broad discretion to determine whether or not to approve a personal securities transaction if he or she determines that there is no material conflict of client interest or potential violation of law, or to deny such approval even on the basis of a mere appearance of impropriety.

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4.	Securities Account Reporting

You are required to (i) inform each broker-dealer and investment adviser who maintains a securities account on your behalf (or on behalf of your spouse or children or over which you have any discretion) that you are an Access Person of an investment adviser subject to restrictions on trading and pre-clearance procedures, (ii) provide to the CCO a schedule of each such account, including the respective contact person at each broker-dealer or investment adviser and (iii) direct all such broker-dealers and/or investment advisers to supply promptly to the CCO duplicate copies of all confirmations and account statements of all personal securities transactions except those listed above as not subject to these policies and procedures.

5.	Quarterly Reports

The Company, with the approval of the CCO, requires Access Persons to have duplicate statements and confirmations sent from their brokerage accounts directly to Compliance.

In filing the reports for accounts please note:

(1)	You must file a report every quarter whether or not there were any reportable transactions.

(2)	Reports must show sales, purchases or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercise of conversion rights, exercise or sale of subscription rights and receipt of stock dividends or stock splits. However, transactions in direct obligations of the U.S. government need not be listed.

(3)	Duplicate brokerage trade confirmations and account statements sent on a timely basis to the Compliance Department (and containing the required information set forth above) will constitute compliance with the holdings and transactions reporting requirements.

6.	Existing Shareholdings

It is recognized that new Access Persons joining the Company may have existing personal share holdings. In order to monitor potential risk to the Company, all new Access Persons will be asked to provide to the CCO a schedule of all security holdings subject to these policies.

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7.	Investments Involving the Possible Use of Non Public Information

You should scrupulously avoid transactions involving the securities of a company when you have information concerning that company which is not available to the public and which, were it so available, would be likely to have a material effect on the price of those securities. See above policy concerning The Prevention and Misuse of Non public Information.

8.	Confidential Treatment

All personal securities trading matters discussed with the CCO and all confirmations, account statements and personal investment reports shall be kept in strict confidence, but will be available for inspection by the appropriate regulatory agencies.

9.	High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of your personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transaction may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as options to purchase (“call”) or sell (“put”) securities at certain predetermined prices. You should understand that short sales and trading in derivative instruments involve special risks -- derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfilment of the obligations owed by you pursuant to these policies and procedures may heighten those risks. For example, if the Company becomes aware of material, nonpublic information about the issuer of the underlying securities, you may find yourself “frozen” in a position in a derivative security. The Company will not bear any losses resulting in personal accounts through the implementation of these policies and procedures.

10.	Investment Management Agreements

Investment advisory agreements with outside brokers or investment managers are potentially dangerous to the reputation of the Company.

If you wish to maintain accounts with such brokers or investment managers, you should have an agreement with the broker or investment manager that delegates all investment decision authority to such broker or investment manager. Immaterial restrictions on any authority will not prevent it from being considered to be discretionary; provided, however, that purchase/sale decisions should not be controlled by you.

You are required to provide to the CCO a schedule of all investment management agreements together with copies of the written agreements.

All securities dealings made on a non-discretionary basis (including those by pension or other investment vehicles) are subject to this Policy and advance approval of the CCO.

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CERTIFICATION

On an annual basis, you will be sent a copy of these policies and procedures as they may be amended or otherwise revised for your review. You will be asked to certify that you have read and understand this Statement and recognize that you are subject hereto. You will be further asked to certify annually that you have complied with the requirements of this Statement and that you have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Statement and, to the extent you are a Restricted Person under the NASD rules, that you have so notified all broker-dealers and investment advisers (including hedge funds and other private investment entities) of your status as a Restricted Person.

ACKNOWLEDGMENT

I have read and understand the Code of Ethics. I certify that I have, to date, complied with and will continue to comply with the Policy Statement. I understand that any violation of the Policy Statement may lead to sanctions, including dismissal.

Signature

Date

Name

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